                                                               EXECUTION VERSION

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                               SERVICING AGREEMENT

                          Dated as of December 14, 2006

                                 by and between

                    GE EQUIPMENT MIDTICKET LLC, SERIES 2006-1
                                  as the Issuer

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                                 as the Servicer

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                                                             Servicing Agreement

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I      DEFINITIONS AND INTERPRETATION............................     1
   Section 1.1.    Definitions...........................................     1
   Section 1.2.    Other Interpretive Matters............................     1

ARTICLE II     APPOINTMENT OF THE SERVICER; CERTAIN DUTIES AND

   Section 2.8.    Annual Statement as to Compliance; Notice of Default..     4
   Section 2.9.    Annual Reports on Assessment of Compliance with

                                       -i-

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----

   Section 8.3.    Termination; Survival of Obligations Upon Class C
                   Maturity Date or Redemption Date......................    13
   Section 8.4.    No Proceedings........................................    13
   Section 8.5.    Complete Agreement; Modification of Agreement.........    13
   Section 8.6.    Amendments and Waivers................................    13
   Section 8.7.    No Waiver; Remedies...................................    13
   Section 8.8.    GOVERNING LAW; CONSENT TO JURISDICTION;

Exhibit A   Form of Servicer's Certificate
Annex A     Definitions and Interpretation

                                      -ii-

     This SERVICING AGREEMENT, dated as of December 14, 2006 (this "Agreement"
or "Servicing Agreement"), by and between GE EQUIPMENT MIDTICKET LLC, SERIES
2006-1, a limited liability company organized under the laws of the State of
Delaware (the "Issuer"), and GENERAL ELECTRIC CAPITAL CORPORATION ("GE
Capital"), in its capacity as the servicer hereunder (the "Servicer").

     In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     Section 1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A to this
Agreement.

     Section 1.2. Other Interpretive Matters. For purposes of this Agreement, the other interpretive matters set forth in Section 2 of Annex A shall govern.
All exhibits, schedules, and other attachments hereto, or expressly identified hereto are incorporated herein by reference and, taken together with this
Agreement, shall constitute but a single agreement.

                                   ARTICLE II

                   APPOINTMENT OF THE SERVICER; CERTAIN DUTIES
                      AND RESPONSIBILITIES OF THE SERVICER.

     Section 2.1. Appointment of the Servicer. The Issuer hereby appoints the
Servicer as its agent to service the Loans and enforce its rights and interests in and under the Loans and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, upon giving prior written notice to the Issuer, delegate any duties to any Person, or subcontract with a
Sub-Servicer, for the collection, servicing or administration of the Loans;
provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of any delegate or the Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Loans involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and the
Issuer shall not be deemed party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

     Section 2.2. Duties and Responsibilities of the Servicer. Subject to the
provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Loans and shall take, or cause to be taken, all actions that (a) may be necessary or advisable to service, administer and collect the Loans from time to time, (b) the Servicer would take if the Loans were

                                                             Servicing Agreement

owned by the Servicer, and (c) are consistent with the Credit and Collection
Policies. The Servicer shall also perform on behalf of the Issuer all of the
Issuer's obligations under the Indenture other than any obligations to pay money and any obligations to be performed by the Administrator under the
Administration Agreement.

     Section 2.3. Unrelated Amounts. If the Servicer determines that amounts which are not property of the Issuer (the "Unrelated Amounts") have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Issuer no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing. Upon receipt of any such notice, the Servicer shall withdraw the Unrelated Amounts from the Collection Account, and the same shall not be treated as Available Amounts on Loans and shall not be subject to the provisions of Section 2.12.

     Section 2.4. Authorization of the Servicer. The Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Loans by the Issuer and pledge of the Loans to the Indenture Trustee under the Indenture, in the determination of the
Servicer, to (a) collect all amounts due under the Loans, including endorsing its name on checks and other instruments representing Available Amounts on the
Loans, executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Loans, and consistent with its normal procedures, arranging with the Obligor to extend or modify Scheduled Payments in its discretion, and (b) after the Loans become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i)
commence proceedings with respect to the enforcement of payment of the Loans,
(ii) adjust, settle or compromise any payments due thereunder and (iii) initiate proceedings against any Collateral securing the obligations due under the Loans, in each case, consistent with the Credit and Collection Policies; provided, that, with respect to clause (a) and (b) above, the Servicer shall not agree to any modification of the APR on any Loan or of the amount of any Scheduled
Payment on a Loan if such modification has a Material Adverse Effect on the
Noteholders; and provided, further, that in no event will such modification be permitted to extend the final payment date beyond the Class C Maturity Date.

     Notwithstanding the generality of clause (a) above, the Servicer agrees that it shall promptly give written notice to the Issuer with a copy to S&P if the aggregate Loan Value of all Loans with respect to which an extension on payment of principal thereon has been granted by the Servicer exceeds 10% of the aggregate Loan Value of the Loans as of the Cut-off Date.

     If the Servicer shall commence a legal proceeding to enforce a Loan, the
Issuer (in the case of a Loan other than a Purchased Loan) shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Loan to the Servicer. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a Loan on the ground that it shall not be a real party in interest or a holder entitled to enforce such Loan, the Managing Member shall take steps to enforce such Loan, including bringing suit in its name.

     The Issuer shall furnish (or cause to be furnished) the Servicer with any powers of attorney and other documents necessary or appropriate to enable the
Servicer to carry out its servicing and administrative duties hereunder, and the
Issuer shall assist the Servicer to the

                                       -2-                   Servicing Agreement

fullest extent to enable the Servicer to collect the Loans and otherwise discharge its duties hereunder. In no event shall the Servicer be entitled to make the Issuer a party to any litigation without the Issuer's express prior written consent.

     Section 2.5. Servicing Fees and Servicing Advances. (a) As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing
Fees for each Collection Period. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees. The Servicer shall also be entitled to reimbursement for any outstanding Servicing Advances owing to the Servicer with respect to all preceding Collection Periods.

          (b) The Servicer may, but shall have no obligation to, make a
     Servicing Advance in the manner and to the extent provided herein, but only to the extent the Servicer, in its sole discretion, expects to be reimbursed for such advance. If the Servicer elects to make a Servicing
     Advance, prior to the close of business on each Determination Date, the
     Servicer will determine the amount of the advance that it has elected to make on the related Transfer Date. The Servicer shall include information as to such determination in the Servicer's Certificate furnished by it in accordance with Section 2.7 and shall be obligated to transfer to the
     Collection Account on or before 11:00 a.m. (New York City time) on the related Transfer Date in next day funds the amounts applicable to such determinations appearing in such Servicer's Certificate. All Servicing
     Advances shall be reimbursable to the Servicer, without interest, when a payment relating to a Loan with respect to which an advance has previously been made is subsequently received. Upon the determination by the Servicer that reimbursement from the preceding source is unlikely or nonrecoverable, it will be entitled to recover unreimbursed advances from Available Amounts on or in respect of other Loans.

     Section 2.6. Covenants of the Servicer. The Servicer covenants and agrees that from and after the Closing Date and until the earlier of the Class C
Maturity Date or Redemption Date, as applicable:

          (a) Ownership of Loans. The Servicer shall identify the Loans clearly and unambiguously in its Servicing Records to reflect that the Loans are owned by the Issuer and have been pledged to the Indenture Trustee under the Indenture.

          (b) Compliance with Credit and Collection Policies; Law. The Servicer shall comply in all material respects with the Credit and Collection
     Policies with respect to the Loans and in all material respects with applicable law with respect to the Loans, unless, in either case, such failure to comply would not be reasonably expected to cause a Material
     Adverse Effect.

     Section 2.7. Servicer's Certificate. On each Determination Date the
Servicer shall deliver to the Issuer, with a copy to the Indenture Trustee, the
Seller and the Rating Agencies, a Servicer's Certificate in the form set forth as Exhibit A hereto and containing all information necessary to make the distributions pursuant to Section 2.14 and the deposits to the Collection

                                       -3-                   Servicing Agreement

Account pursuant to Section 2.12 for the Collection Period preceding the date of such Servicer's Certificate. Loans to be repurchased by the Seller shall be identified by the Servicer by account number with respect to such Loan (as specified in the Schedule of Loans delivered on the Closing Date).

     Section 2.8. Annual Statement as to Compliance; Notice of Default. (a) The
Servicer shall, and shall cause each Additional Servicer with which it has entered into a servicing relationship with respect to the Loans to, deliver to the Issuer, with a copy to the Indenture Trustee, on or before March 15 after the end of each calendar year of the Issuer (commencing with the calendar year
2007), an Officers' Certificate stating that: (i) a review of the activities of the Servicer, or Additional Servicer, as appropriate, during the preceding
12-month period (or, in the case of the first such certificate, from the Cut-off
Date to December 31, 2006) and of its performance under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, such Servicer, or Additional Servicer, as appropriate, has fulfilled all of its obligations under this Agreement, or the applicable sub-servicing agreement in the case of an Additional Servicer, throughout such year or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

          (b) The Servicer shall deliver to the Issuer, with a copy to the
     Indenture Trustee, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an
     Officers' Certificate of any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 5.1.

     Section 2.9. Annual Reports on Assessment of Compliance with Servicing
Criteria. On or before March 15 of each calendar year of the Issuer (commencing with the calendar year 2007) each Reporting Servicer shall furnish, and shall cause each Servicing Function Participant with which it has entered into a servicing relationship with respect to the Loans to furnish, to the Issuer, with a copy to the Indenture Trustee, a report on assessment of compliance with the
Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such Reporting Servicer used the
Servicing Criteria to assess compliance with the applicable Servicing Criteria,
(C) such Reporting Servicer's assessment of compliance with the applicable
Servicing Criteria as of and for the period ending December 31, including, if there has been any material instance of noncompliance with the applicable
Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the applicable Servicing Criteria as of and for such period; such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Securities Exchange Act and shall be provided as an exhibit to such Reporting Servicer's report on assessment of compliance with the
Servicing Criteria.

     Section 2.10. Appointment of Subservicer. The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as
Servicer hereunder; provided, that the Servicer shall remain obligated and be liable to the Issuer, for the servicing and administering of the Loans in accordance with the provisions hereof without diminution of such obligation and

                                       -4-                   Servicing Agreement

liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Loans. The fees and expenses of the subservicer shall be as agreed between the Servicer and its subservicer from time to time and the Issuer shall have no responsibility therefor.

     Section 2.11. Maintenance of Security Interests in Loans. The Servicer
shall, in accordance with the Credit and Collection Policies, take such steps as are necessary to maintain perfection of the security interest created by each
Loan in any of the Equipment. The Issuer hereby authorizes the Servicer to take such steps as are necessary to re-perfect such security interest on behalf of the Issuer or its assigns for any reason, including the filing of UCC financing statements and any amendments thereto without the related debtor's signature.
Without limiting the generality of the foregoing, the Servicer shall make or maintain all required federal lien filings or registrations in the name of the
Issuer, as applicable. Upon discovery by the Issuer or the Servicer of a breach of its obligation to maintain perfection of the security interest in each Loan pursuant to this Section 2.11, which breach is reasonably likely to have a
Material Adverse Effect, the party discovering the same shall give prompt written notice thereof to the other party hereto. As liquidated damages for such breach, the Issuer shall, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Servicer to, and the Servicer shall pay to, or at the direction of, the Issuer the Purchase Amount for the applicable Loans (measured at the end of the Collection Period during which such breach is discovered). Upon such payment, all rights, title and interest of the
Issuer in and to such Loans will be deemed to be automatically released without the necessity of any further action by the Issuer, the Servicer or any other party and such Loans will become the property of the Servicer.

     Section 2.12. Accounts. As of the Closing Date, the Servicer shall establish and maintain the Collection Account and the Reserve Account in the
name of the Issuer, each of which shall be an Eligible Deposit Account.

          (a) Not later than 10:00 a.m. (New York City time) on each Transfer
     Date, the Servicer shall deposit into the Collection Account all Available
     Amounts with respect to the related Collection Period that have not previously been deposited into the Collection Account (it being understood that no such deposits are required to be made prior to the Transfer Date unless a Daily Deposit Event has occurred).

          (b) Upon the occurrence and during the continuation of a Daily Deposit
     Event, the Servicer shall transfer to the Collection Account, on each
     Business Day in same day funds, all Available Amounts then held or thereafter received by it that are required to be deposited into the
     Collection Account, within two Business Days after receipt thereof.

     Section 2.13. Reserve Account. The Servicer shall determine the amounts for deposit into or for withdrawal from the Reserve Account on each Transfer Date in accordance with the provisions of Section 8.4 of the Indenture.

     Section 2.14. Disbursement from the Collection Account. On each Transfer
Date, the Servicer, on behalf of the Issuer, shall withdraw from the Collection
Account for payment to itself an amount equal to any accrued but unpaid
Servicing Fee and any accrued but unpaid

                                       -5-                   Servicing Agreement

Servicing Advances owing to the Servicer (based on the information contained in the Servicer's Certificate delivered on the related Determination Date pursuant to Section 2.7) in accordance with Section 2.5.

     Section 2.15. Limitation on Liability of Servicer and Others. Neither the
Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Issuer or the Noteholders, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment;
provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of reckless disregard of obligations and duties under this Agreement.
The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

     Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its duties to service the Loans in accordance with this Agreement, and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement, the Related Documents and the rights and duties of the parties to this Agreement, the other Related
Documents and the interests of the Noteholders under the Indenture.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of the Servicer. The Servicer
represents and warrants to the Issuer as of the Closing Date as follows:

          (a) It is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Loans hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

          (b) It has the power and authority to execute and deliver this
     Agreement and to perform the transactions contemplated hereby.

          (c) This Agreement has been duly authorized, executed and delivered by the Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors' rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

                                       -6-                   Servicing Agreement

          (d) No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (e) There is no pending or, to its actual knowledge, threatened litigation of a material nature against or affecting it, in any court or tribunal, before any arbitrator of any kind or before or by any
     Governmental Authority (i) asserting the invalidity of this Agreement, or
     (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

     Section 4.1. Covenants of the Servicer Regarding the Loans. (a) Maintenance
of Files. The Servicer shall, for not less than three years or for such longer period as may be required by law, from the date on which any Loan is paid in full, maintain the Records with respect to each Loan, including records of all payments received, credits granted and property returned. The Servicer will permit representatives of the Issuer or its designee at any reasonable time during normal business hours, and at such times outside of normal business hours as the Issuer shall reasonably request, (i) to inspect and make copies of and abstracts from such Records, (ii) to visit the properties of the Servicer utilized in connection with the collection, processing or servicing of the Loans for the purpose of examining such Records, and (iii) to discuss matters relating to the Loans or the Servicer's performance under this Agreement with any officer, employee or accountants of the Servicer having knowledge of such matters. In connection therewith, the Issuer shall institute procedures to permit it to confirm the Loan Value in respect of any Loan; provided that no one other than the Servicer, subject to any other arrangements made by the Issuer, will contact an Obligor unless a Servicer Default has occurred. The Servicer agrees to render to the Issuer such clerical and other assistance as may be reasonably requested with regard to the foregoing.

          (b) Servicer Default. If a Servicer Default shall have occurred and be continuing, promptly upon request therefor, the Servicer shall deliver to the Issuer records reflecting activity through the close of business on the immediately preceding Business Day. Upon the occurrence and during the continuation of a Servicer Default, the Servicer shall (i) deliver and turn over to the Issuer or to its representatives, or at the option of the
     Issuer shall provide the Issuer or its representatives with access to, at any time, on demand of the Issuer, all of the Servicer's facilities, personnel, books and records pertaining to the Loans, including all
     Records, (ii) allow the Issuer to occupy the premises of the Servicer where such books, records and Records are maintained, and (iii) utilize such premises, the equipment thereon and any personnel of the Servicer that the
     Issuer may wish to employ to administer, service and collect the Loans.

                                       -7-                   Servicing Agreement

          (c) Notice of Adverse Claim. The Servicer shall advise the Issuer promptly, in reasonable detail, (i) of any claim of ownership or Lien known to it made or asserted against any Loan, other than any ownership interest or Lien created under the Sale Agreement or the Purchase and Sale
     Agreement, any Lien created under the Indenture or any Permitted
     Encumbrances (as defined under the Sale Agreement or the Purchase and Sale
     Agreement, as applicable), and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the
     Loans.

          (d) Further Assurances. The Servicer shall furnish to the Issuer from time to time such statements and schedules further identifying and describing the Loans and such other reports in connection with the Loans as the Issuer may reasonably request, all in reasonable detail.

                                    ARTICLE V

                         EVENTS OF SERVICER TERMINATION

     Section 5.1. Default. If any of the following events shall occur
(regardless of the reason therefor) with respect to the Servicer:

          (a) The Servicer shall (i) fail to make or give instructions for any deposit, transfer or payment required to be made hereunder and the same shall remain unremedied for three Business Days, or (ii) fail or neglect to perform, keep or observe in any material respect any other provision of this Agreement and the same shall remain unremedied for fifteen days after written notice thereof shall have been given by the Issuer to the Servicer;

          (b) Any representation or warranty of the Servicer herein or in any written statement, report, financial statement or certificate made or delivered by the Servicer to the Issuer hereto or thereto shall be untrue or incorrect in any material respect as of the date when made or deemed made and shall not be corrected for a period of 60 days after either (i)
     any Authorized Officer of the Servicer becomes aware thereof or (ii) notice thereof has been given to such Person by the Issuer; or

          (c) A Bankruptcy Event shall have occurred and be continuing with respect to the Servicer;

then, upon the occurrence of any of such events (each, a "Servicer Default"), the Issuer may deliver a notice (a "Servicer Termination Notice") to the
Servicer, terminating the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the
Successor Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, the Servicer agrees to act as
Servicer and to continue to follow the procedures set forth in this Agreement with respect to Available Amounts on the Loans under this

                                       -8-                   Servicing Agreement

Agreement until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

                                   ARTICLE VI

                               SUCCESSOR SERVICER

     Section 6.1. Resignation of Servicer. The Servicer may resign under the circumstances set forth in clause (a) or (b) of this Section 6.1.

          (a) The Servicer may resign from its obligations and duties hereunder if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2. No such resignation shall become effective until the replacement servicer shall have obtained the Issuer's approval and appointment pursuant to Section 6.2.

          (b) The Servicer may resign from the obligations and duties hereby imposed on it upon its determination that (i) the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

     Section 6.2. Appointment of the Successor Servicer. In connection with the termination of the Servicer's responsibilities under this Agreement pursuant to
Section 5.1 or 6.1, the Issuer shall within 30 days after the giving of a
Servicer Termination Notice pursuant to Section 5.1 or as soon as practicable after a resignation of the Servicer pursuant to Section 6.1, appoint a successor servicer that shall have a long-term debt rating of at least "BBB-" by S&P and
"Baa3" by Moody's. The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this
Agreement (such successor servicer being referred to as the "Successor
Servicer"); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment as
Successor Servicer. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Issuer an instrument in form and substance acceptable to the Issuer, and by providing prior written notice of such appointment to the Indenture Trustee. Notice shall be given to the Rating
Agencies of the appointment of any Successor Servicer.

     Section 6.3. Duties of Servicer. At any time following the appointment of a
Successor Servicer:

          (a) the Servicer agrees that it shall terminate its activities as servicer hereunder in a manner acceptable to the Issuer so as to facilitate the transfer of servicing to the Successor Servicer, including timely delivery (i) to the Issuer of any funds that were required to be deposited in the Collection Account and the Reserve Account and (ii) to the Successor
     Servicer, at a place selected by the Successor Servicer, of all Servicing
     Records and other information with respect to the Loans. The Servicer shall account for

                                       -9-                   Servicing Agreement

     all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer; and

          (b) the Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of such outgoing servicer's interest therein or to have replaced such outgoing servicer as a party to any such Sub-Servicing
     Agreement.

     Section 6.4. Effect of Termination or Resignation. Any termination or resignation of the Servicer under this Agreement shall not affect any claims that the Issuer may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

                                   ARTICLE VII

                                 INDEMNIFICATION

     Section 7.1. Indemnities by the Servicer. Without limiting any other rights that the Issuer or its Affiliates or any Stockholder, director, officer, employee, or agent or incorporator thereof (each, a "Servicer Indemnified
Person") may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all
Indemnified Amounts which may be imposed on, incurred by or asserted against a
Servicer Indemnified Person in any way arising out of or relating to any material breach of the Servicer's obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, gross negligence or willful misconduct on the part of the Servicer Indemnified Person or (ii) recourse for uncollectible Loans. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to the Servicer
Indemnified Person within ten Business Days following demand therefor.

     Section 7.2. Limitation of Damages; Indemnified Persons. NO SERVICER PARTY
TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS
AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR
ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT,
PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF
ANY TRANSACTION CONTEMPLATED HEREUNDER.

                                      -10-                   Servicing Agreement

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three
Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile or other electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or
United States mail as otherwise provided in this Section 8.1), (c) one Business
Day after deposit with a reputable overnight courier with all charges prepaid or
(d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

     If to GE Capital, as Servicer:

          General Electric Capital Corporation, as Servicer
          44 Old Ridgebury Road
          Danbury, Connecticut 06810
          Attention: General Counsel
          Telephone: (203) 749-6000
          Facsimile: (203) 749-4598

                                      -11-                   Servicing Agreement

     If to the Issuer:

          GE Equipment Midticket LLC, Series 2006-1
          44 Old Ridgebury Road
          Danbury, Connecticut 06810
          Attention: Capital Markets Operations
          Telephone: (203) 796-5518
          Facsimile: (203) 796-5554

     If to the Rating Agencies:

          Moody's Investors Service, Inc.
          ABS Monitoring Department
          99 Church Street
          New York, New York 10007

          Standard & Poor's Ratings Services,
          A division of The McGraw-Hill Companies, Inc.
          55 Water Street
          New York, New York 10041
          Attention: Asset-Backed Surveillance Department

          Fitch Ratings
          70 West Madison
          Suite 3500
          Chicago, IL 60602
          Attn: ABS Surveillance

     If to Indenture Trustee:

          The Bank of New York
          101 Barclay Street, Floor 4W
          New York, New York 10286
          Attention: Structured Finance Services - GE Midticket 2006-1

     Section 8.2. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Issuer and the Servicer and their respective successors and permitted assigns. Except as set forth in Section 2.1, or Article VI, the Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Issuer and unless the Rating Agency
Condition shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by the
Servicer without the prior express written consent of the Issuer shall be void.
The Issuer may, at any time, assign any of its rights and obligations under this
Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of the Servicer. Each of the Issuer and the Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of the Issuer or the Servicer hereunder, as applicable.

                                      -12-                   Servicing Agreement

     Section 8.3. Termination; Survival of Obligations Upon Class C Maturity
Date or Redemption Date. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of the Class C Maturity
Date or the Redemption Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the
Servicer pursuant to Article III, the indemnification and payment provisions of
Article VII and Sections 8.4 and 8.12 shall be continuing and shall survive the later of the Class C Maturity Date or the Redemption Date, as applicable.

     Section 8.4. No Proceedings. The Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the earlier of the Class C Maturity Date or the Redemption Date, as applicable, it will not, directly or indirectly, institute or cause to be instituted against the Issuer any proceeding of the type referred to in the definition of
"Bankruptcy Event"; provided that the foregoing shall not in any way limit the
Servicer's right to pursue any other creditor rights or remedies that the
Servicer may have for claims against the Issuer.

     Section 8.5. Complete Agreement; Modification of Agreement. This Agreement
constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.6.

     Section 8.6. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

     Section 8.7. No Waiver; Remedies. The failure by the Issuer, at any time or times, to require strict performance by the Servicer of any provision of this
Agreement shall not waive, affect or diminish any right of the Issuer thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants or representations of the Servicer contained in this
Agreement and no breach or default by the Servicer hereunder, shall be deemed to have been suspended or waived by the Issuer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of the Issuer and directed to the Servicer specifying such suspension or waiver. The rights and remedies of the Issuer under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Issuer may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

     Section 8.8. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS,
INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY,
AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF
NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS

                                      -13-                   Servicing Agreement

LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY
APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

          (a) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR
     FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL
     HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES
     BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF
     OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO
     ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A
     COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH
     PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY
     ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY
     WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL
     JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO
     THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY
     SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE
     SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND
     AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE
     MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS
     DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE
     DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR
     THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.
     NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE
     LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL
     TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED
     AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO
     APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR
     DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE,
     TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND
     OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY
     ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER
     SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH,
     RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN

                                      -14-                   Servicing Agreement

     CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.9. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts may be delivered electronically.

     Section 8.10. Severability. Wherever possible, each provision of this
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 8.11. Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 8.12. Limited Recourse. (a) The obligations of the Issuer under this Agreement are solely the obligations of the Issuer. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of the Issuer or of any successor or of its constituent members or its other Affiliates, either directly or through the Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by the
Issuer under this Agreement shall be payable by the Issuer solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.12 (provided that such accrued obligations shall not be extinguished until paid in full).

          (b) The obligations of the Servicer under this Agreement are solely the obligations of the Servicer. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of the Servicer or of any successor thereto, either directly or through the Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

     Section 8.13. Further Assurances. The Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that the Issuer may request to enable the Issuer to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement.

     Section 8.14. Pledge of Assets. The Servicer hereby acknowledges that the
Issuer has granted a security interest in the Collateral to the Indenture
Trustee under the Indenture, and

                                      -15-                   Servicing Agreement

hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture
Trustee against the Collateral. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee against the Collateral, the
Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. The Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by the Servicer to the Issuer hereunder.

     Section 8.15. Waiver of Setoff. The Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this
Agreement.

                               [Signatures Follow]

                                      -16-                   Servicing Agreement

     IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

                                       GE EQUIPMENT MIDTICKET LLC, SERIES 2006-1

                                       BY: CEF EQUIPMENT HOLDING, L.L.C.,
                                       ITS MANAGING MEMBER

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       GENERAL ELECTRIC CAPITAL CORPORATION

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                                             Servicing Agreement

                                                                       EXHIBIT A
                                                          to Servicing Agreement

                         FORM OF SERVICER'S CERTIFICATE

________________________
________________________
________________________
Attention: ________________________

________________________
________________________
________________________
________________________
Attention: ________________________

[SELLER NAME]
[SELLER ADDRESS]
Attention: Secretary

Moody's Investors Service, Inc.
ABS Monitoring Department
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services,
A division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041
Attention: Asset Backed Surveillance Department

Fitch Ratings
55 E. Monroe
Suite 3500
Chicago, IL 60610
Attn: ABS Surveillance

The Bank of New York
101 Barclay Street, Floor 4W
New York, New York 10286
Attention: Structured Finance Services - GE Midticket 2006-1

                      [Form of Certificate to be discussed]

                                       A-1                   Servicing Agreement

                                                                   FINAL VERSION

================================================================================

                                     ANNEX A

                                       to

                               SERVICING AGREEMENT

                                   dated as of

                                December 14, 2006

                         Definitions and Interpretation

================================================================================

                                                                      Annex A to
                                                             Servicing Agreement

     SECTION 1. Definitions and Conventions. Capitalized terms used in the
Servicing Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

     "Accounting Changes" means, with respect to any Person an adoption of GAAP different from such principles previously used for reporting purposes as defined in the Accounting Principles Board Opinion Number 20.

     "Additional Servicer" means each affiliate of the Servicer that services any of the Loans and each Person who is not an affiliate of the Servicer, who services 10% or more of the Loans.

     "Administration Agreement" means the Administration Agreement, dated as of
December 14, 2006, between the Administrator and the Issuer.

     "Administration Fee" is defined in Section 3 of the Administration
Agreement.

     "Administrator" means General Electric Capital Corporation, in its capacity as Administrator under the Administration Agreement, or any other Person designated as a successor administrator.

     "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each
Person that controls, is controlled by, or is under common control with such
Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     "Annual Percentage Rate" or "APR" of a Loan means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charge used by the Servicer to calculate periodic payments with respect to the related Loan.

     "Appendices" means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

     "Authorized Officer" means, with respect to any corporation, trust or limited liability company, as appropriate, the Chairman or Vice-Chairman of the
Board, the President, any Vice President, the Secretary, the Treasurer, any
Assistant Secretary, any Assistant Treasurer, the Managing Member, and each other officer, employee or member of such corporation, trust or limited liability company, as appropriate, specifically or similar governing body of such limited liability company or trust to sign agreements, instruments or other documents on behalf of such corporation authorized in resolutions of the board of directors of such corporation or similar governing body of such limited liability company or trust, as appropriate.

     "Available Amounts" means, with respect to any Payment Date all payments made by or on behalf of the Obligors (excluding any late fees, prepayment charges, assumption fees,

                                                                      Annex A to
                                                             Servicing Agreement

modifications and other administrative fees or similar charges allowed by applicable law with respect to the Loans that constitute part of the Servicing
Fees) received during the related Collection Period; any Recoveries received during the related Collection Period; any Swap Payments Incoming and any Swap
Termination Payments received pursuant to the Swap Agreement with respect to such Payment Date; any proceeds from insurance policies covering the Equipment or related Obligor received during the related Collection Period; Liquidation
Proceeds received with respect to the related Collection Period; the Purchase
Amount of each Loan that became a Purchased Loan during the related Collection
Period (to the extent deposited into the Collection Account); Investment
Earnings for such Payment Date; Servicing Advances received during the related
Collection Period; and payments made by a lessee pursuant to its obligation (if any) to pay the Termination Value pursuant to the related Loan received during the related Collection Period; provided, however, that the Available Amounts shall not include all payments or proceeds (including Liquidation Proceeds) of any Loans the Purchase Amount of which has been included in the Available
Amounts in a prior Collection Period; provided further, with respect to the first Payment Date, Available Amounts will exclude payments and proceeds of interest on the Loans from the Cut-off Date through December 1, 2006.

     "Bankruptcy Code" means the provisions of title 11 of the United States
Code, 11 U.S.C. Sections 101 et seq. as amended from time to time.

     "Bankruptcy Event" means, as to any Person, any of the following events:
(a) a case or proceeding shall have been commenced against such Person seeking a decree or order in respect of such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii)
appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator
(or similar official) for any such Person or for any substantial part of such
Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person; or (b) such Person shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or for any substantial part of such Person's assets,
(iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

     "CEF Limited Liability Company Agreement" means the Second Amended and
Restated Limited Liability Company Agreement of CEF dated September 25, 2003 as the same may be amended and supplemented from time to time.

     "Class C Maturity Date" is defined in the Indenture.

     "Closing Date" means December 14, 2006.

     "Collateral" is defined in the Indenture.

                                                                      Annex A to
                                                             Servicing Agreement

                                       -2-

     "Collection Account" means the account designated as such, established and owned by the Issuer and maintained in accordance with Section 8.2 of the
Indenture.

     "Collection Period" means, with respect to any Payment Date, the calendar month preceding the month in which the Payment Date occurs (or, if for the first
Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the calendar month preceding the calendar month in which the first Payment Date occurs).

     "Collections" is defined in the Indenture.

     "Commission" means the Securities and Exchange Commission.

     "Credit and Collection Policies" or "Credit and Collection Policy" means the policies, practices and procedures adopted by the Issuer on the Closing Date for providing equipment loans secured by transportation equipment, industrial equipment, construction equipment, furniture and fixtures, maritime assets, technology and telecommunications equipment or other equipment, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of such types of loans and collections on such types of loans.

     "Cut-off Date" is defined in the Indenture.

     "Daily Deposit Event" means (i) a reduction in the Servicer's rating below
"BBB-" by S&P or "A2" by Moody's, (ii) the reduction of General Electric
Company's long-term debt rating below "A" by S&P or (iii) the Servicer is not a direct or indirect subsidiary of General Electric Company.

     "Defaulted Loan" is defined in the Purchase and Sale Agreement.

     "Determination Date" means with respect to any Transfer Date, the second
Business Day prior to such Transfer Date.

     "Eligible Deposit Account" means: (a) a segregated deposit account maintained with a depository institution or trust company whose short-term unsecured debt obligations are rated at least A-1+ by S&P and P-1 by Moody's,
(b) a segregated account which is either (i) maintained in the corporate trust department of the Indenture Trustee or (ii) maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least BBB- by S&P and Baa3 by Moody's, or (c) a segregated trust account or similar account maintained with a federally or state chartered depository institution whose long term unsecured debt obligations are rated at least BBB- by S&P and Baa3 by Moody's subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b) in effect on the Closing Date.

     "Equipment" means any transportation equipment, industrial equipment, construction equipment, furniture and fixtures, maritime assets, technology and telecommunications equipment or other equipment, together with all accessions thereto securing an Obligor's indebtedness under the respective Loan.

                                                                      Annex A to
                                                             Servicing Agreement

                                       -3-

     "Fitch" means Fitch, Inc. and its successors and assigns.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as
GAAP is further defined in Section 2(a) of this Annex A.

     "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

     "Governmental Authority" is defined in the Sale Agreement.

     "Indemnified Amounts" means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses
(including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

     "Indenture" means the Indenture, dated December 14, 2006, between the
Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

     "Indenture Trustee" means The Bank of New York, not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor
Indenture Trustee under the Indenture.

     "Investment Earnings" means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in the Trust Accounts to be included as part of Collections pursuant to Section 8.6(a) of the Indenture.

     "Issuer" means GE Equipment Midticket LLC, Series 2006-1, a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the notes issued pursuant to the Indenture.

     "Issuer Limited Liability Company Agreement" means the Limited Liability
Company Agreement of the Issuer, dated as of December 14, 2006, among the
Managing Member and the Issuer, as the same may be amended or supplemented from time to time.

     "Lien" means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens that attach to the related Loan by operation of law as a result of any act or omission by the related Obligor.

     "Liquidated Loan" means any Loan (i) liquidated through the sale or other disposition of all or a portion of the related Equipment or (ii) that has been charged off in its entirety in accordance with the Credit and Collection Policy without realizing upon the Equipment.

     "Liquidation Proceeds" means, with respect to any Liquidated Loan, the amounts collected in respect thereof from whatever source (including the proceeds of insurance policies with respect to the related Equipment or Obligor)
during the Collection Period in which it

                                                                      Annex A to
                                                             Servicing Agreement

                                       -4-

became a Liquidated Loan, net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the
Obligor on such Liquidated Loan or any creditor of such Obligor to the extent required by applicable law or agreement.

     "Loan" means any Loan included in the Schedule of Loans and any agreement
(including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Loan.

     "Loan Value" is defined in the Purchase and Sale Agreement.

     "Managing Member" means CEF Equipment Holding, L.L.C., a Delaware limited liability company or any successor Managing Member under the Issuer Limited
Liability Company Agreement.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the
Loans, as applicable, therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or
Liens.

     "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

     "Note Register" has the meaning specified in Section 2.4 of the Indenture.

     "Noteholder" means the person in whose name a Note is registered on the
Note Register.

     "Notes" is defined in the Indenture.

     "Obligor" means, as to each Loan, any Person who owes payments under the
Loan.

     "Officer's Certificate" means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

     "Payment Date" means, with respect to each Collection Period, the 15th day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on January 16,
2007.

     "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

     "Precomputed Loan" means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and

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                                       -5-

the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

     "Purchase Amount" means, as of the close of business on the last day of a
Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Loan or Defaulted Loan, as of the day immediately prior to such Loan becoming a Liquidated Loan or
Defaulted Loan less any Liquidation Proceeds actually received by the Issuer)
plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.

     "Purchase and Sale Agreement" means that certain Loan Purchase and Sale
Agreement, dated as of December 14, 2006 by the Transferor and the Issuer, as
the same may be amended from time to time.

     "Purchased Loan" means a Loan repurchased as of the close of business on the last day of a Collection Period by a Seller pursuant to Section 6.2 of the
Sale Agreement or repurchased as of such time by the Transferor pursuant to
Section 7.2 of the Purchase and Sale Agreement.

     "Rating Agency" means each of Fitch, Moody's and S&P. If any of such organizations or its successor is no longer in existence, the Issuer shall designate a nationally recognized statistical rating organization or other comparable Person as a substitute Rating Agency, notice of which designation shall be given to the Indenture Trustee and the Servicer.

     "Rating Agency Condition" means, with respect to any action, that (i) each
Rating Agency (other than Moody's) shall have been given prior notice thereof and that each of the Rating Agencies (other than Moody's) shall have notified the Issuer and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of the then current rating of any Class of the
Notes and (ii) Moody's shall have been given at least 10 Business Days' prior notice thereof and shall have not notified the Issuer and the Indenture Trustee that such action will result in a reduction or withdrawal of the then current rating of any Class of the Notes.

     "Record Date" means, with respect to a Payment Date or Redemption Date, the close of business on the Business Day preceding such Payment Date or Redemption
Date, or, if Definitive Notes are issued, the close of business on the last day of the calendar month preceding the month of such Payment Date, whether or not such day is a Business Day, or if Definitive Notes were not outstanding on such date, the date of issuance of the Definitive Notes.

     "Records" means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Seller, the Servicer, any Sub-Servicer or the Issuer with respect to the Loan and the Obligors thereunder.

     "Recoveries" means, with respect to any Liquidated Loan, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), after such Loan became a Liquidated Loan.

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                                       -6-

     "Redemption Date" is defined in the Indenture.

     "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

     "Related Documents" means the Sale Agreement, the Purchase and Sale
Agreement, the Servicing Agreement, the Indenture, the Issuer Limited Liability
Agreement, the CEF Limited Liability Company Agreement, the Administration
Agreement, the Swap Agreement and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing.
Any reference in the foregoing documents to a Related Document shall include all
Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

     "Reporting Servicer" means the Servicer or a Servicing Function
Participant, as the case may be.

     "Reserve Account" means the account designated as such, established and owned by the Issuer and maintained in accordance with Section 8.2 of the
Indenture.

     "S&P" means Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., or any successor thereto.

     "Sale Agreement" means the Loan Sale Agreement, dated December 14, 2006, between GE Capital and the Transferor.

     "Schedule of Loans" means the schedule of Loans attached as Schedule I to the Sale Agreement and the schedule attached as Schedule I to the Purchase and
Sale Agreement (which schedules may be in the form of microfiche).

     "Scheduled Payment" on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the principal balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR, provided that Termination Values shall also constitute Scheduled Payments.

     "Securities Act" means the Securities Act of 1933 15 U.S.C. 77a et seq., as amended, and any regulations promulgated thereunder.

     "Securities Exchange Act" means the provisions of the Securities Exchange
Act of 1934 15 U.S.C. Sections 78a et seq., as amended, and any regulations promulgated thereunder.

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                                       -7-

     "Seller" means GE Capital, in its capacity as a seller, and its successors and assigns.

     "Servicer" means each of GE Capital, in its capacity as Servicer under this
Agreement, or any other Person designated as a Successor Servicer.

     "Servicer Default" means an event specified in Section 5.1 of the Servicing
Agreement.

     "Servicer Indemnified Person" is defined in Section 7.1 of the Servicing
Agreement.

     "Servicer Termination Notice" is defined in Section 5.1 of the Servicing
Agreement.

     "Servicer's Certificate" means an Officer's Certificate of the Servicer delivered pursuant to Section 2.7 of the Servicing Agreement, substantially in the form of Exhibit A thereto.

     "Servicing Advance" means, the amount as of the Record Date, which the
Servicer may, but is not required to, advance pursuant to Section 2.5 of the
Servicing Agreement.

     "Servicing Agreement" means the Servicing Agreement, dated as of December
14, 2006 between the Servicer and the Issuer.

     "Servicing Criteria" means the "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

     "Servicing Fee" means, for any Collection Period, an amount equal to the product of (a) the Servicing Fee Rate, (b) the average daily aggregate outstanding principal amount of Loans as of the first day of such Collection
Period and (c) a fraction equal to (i) the number of days in such Collection
Period, divided by (ii) 360; plus all late fees, prepayment fees, assumption fees, modification fees, and other miscellaneous fees and amounts received during such Collection Period.

     "Servicing Fee Rate" means 0.35%.

     "Servicing Function Participant" means any Person, other than the Servicer, that is performing activities that address the Servicing Criteria, unless such
Person's activities relate only to 5% or less of the Loans.

     "Servicing Records" means all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the related Loans and the Obligors thereunder.

     "Simple Interest Loan" means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual
Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

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                                                             Servicing Agreement

                                       -8-

     "Stock" means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule
3a11-1 of the General Rules and Regulations promulgated by the Securities and
Exchange Commission under the Securities Exchange Act).

     "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

     "Sub-Servicer" means any Person with whom the Servicer enters into a
Sub-Servicing Agreement.

     "Sub-Servicing Agreement" means any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section
2.10 relating to the servicing, administration or collection of the Loans.

     "Successor Servicer" is defined in Section 6.2.

     "Termination Value" means the "Termination Value" (if any) payable by lessee pursuant to the applicable Loan.

     "Transfer Date" means the Business Day preceding the fifteenth day of each calendar month.

     "Transferor" means CEF Equipment Holding, L.L.C., a Delaware limited liability company, as transferor under the Purchase and Sale Agreement.

     "UCC" means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

     SECTION 2. Other Interpretive Matters. All terms defined directly or by incorporation in the Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Agreement (including this Annex A) and all certificates and other documents, unless the context otherwise requires: (a)
accounting terms not otherwise defined in the Agreement, and accounting terms partly defined in the Agreement to the extent not defined, shall have the respective meanings given to them under GAAP; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words "hereof," "herein" and "hereunder" and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement
(or such certificate or document); (e) references to any Section, Schedule or
Exhibit are references to Sections, Schedules and Exhibits in or to such
Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to

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                                       -9-

such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term "including" means "including without limitation"; (g)
references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person's successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

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                                      -10-